Exhibit 1

                                    AGREEMENT


            This will confirm the agreement by and among all the undersigned for the withdrawal of Irwin L. Jacobs and Daniel T. Lindsay from the "group" formed pursuant to an Agreement, dated as of September 21, 1998, by and among the undersigned hereto in connection with filing that certain Schedule 13D, dated as of September 21, 1998 on behalf of such parties with respect to such parties beneficial ownership in the common stock, par value $.25 per share, of Sheldahl, Inc. The parties hereto agree that Dennis M. Mathisen and Marshall Financial Corporation shall continue as members of the original "group" formed by that certain Schedule 13D, dated as of September 21, 1998, as such Schedule 13D may be amended from time to time. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


Dated:  October 20, 1998


                                          /s/ Irwin L. Jacobs
                                          ----------------------------------
                                          Irwin L. Jacobs



                                          /s/ Daniel T. Lindsay
                                          ----------------------------------
                                          Daniel T. Lindsay



                                          /s/ Dennis M. Mathisen
                                          ----------------------------------
                                          Dennis M. Mathisen



                                          MARSHALL FINANCIAL GROUP

                                          /s/ John A. Fischer
                                          ----------------------------------
                                          By:  John A. Fischer
                                          Its: Executive Vice President








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